Exhibit 99.1

Sabra Health Care REIT, Inc. Announces Anticipated Entry into $2.5 Billion Amended and Restated Credit Facility

IRVINE, Calif., July 31, 2017 — Sabra Health Care REIT, Inc. (“Sabra,” the “Company” or “we”) (NASDAQ:SBRA, SBRAP) announced today that it, along with certain of its subsidiaries, irrevocably delivered into escrow, along with the other parties thereto, their respective signature pages to the form of a fourth amended and restated unsecured credit agreement (the “Credit Agreement”).

The lenders under the Credit Agreement include Bank of America, N.A. (who will also serve as Administrative Agent), BMO Harris Bank, N.A., Barclays Bank PLC, Citibank, N.A., Citizens Bank, National Association, Compass Bank, Credit Agricole Corporate and Investment Bank, J.P. Morgan Chase Bank, N.A., Sumitomo Mitsui Banking Corporation, Suntrust Bank, The Bank of Tokyo-Mitsubishi UFJ, LTD., UBS AG, Stamford Branch, and Wells Fargo Bank, N.A.

The Credit Agreement, when it becomes effective, will amend and restate the third amended and restated unsecured credit agreement (the “Prior Credit Agreement”) that was entered into on January 14, 2016. The Credit Agreement is conditioned on and expected to become effective concurrent with the closing of the Company’s pending merger transaction with Care Capital Properties, Inc. (NYSE: CCP) (“CCP”).

Rick Matros, CEO and Chairman, said “We are pleased to enter into this new credit facility and with the support we have received from our lenders. We expect our new credit facility will enhance our ability to compete for larger transactions and ultimately help lower our cost of capital, which further demonstrates the benefits of our transaction with CCP.”

The Credit Agreement includes a revolving credit facility (the “Revolving Credit Facility”) and U.S. dollar and Canadian dollar term loans (collectively, the “Term Loans”). The Revolving Credit Facility provides for a borrowing capacity of $1.0 billion (compared with $500 million under the Prior Credit Agreement) and, in addition, increases its U.S. dollar term loan to $900 million (from $245 million under the Prior Credit Agreement). The Canadian dollar term loan remains at CAD $125 million. The Credit Agreement also provides for an additional $200 million U.S. dollar term loan. Further, up to $175 million of the Revolving Credit Facility may be used for borrowings in certain foreign currencies. The Credit Agreement also contains an accordion feature that can increase the total available borrowings to $2.5 billion (an increase from $1.25 billion in the Prior Credit Agreement), subject to standard accordion provisions.

The Revolving Credit Facility has a maturity date of the fourth anniversary of the effective date of the Credit Agreement, and includes two six-month extension options at the Company’s election, subject to certain conditions. The $200 million U.S. dollar term loan has a maturity date of the third anniversary of the effective date and the other Term Loans have a maturity date of the fifth anniversary of the effective date.

Borrowings under the Revolving Credit Facility bear interest on the outstanding principal amount at a rate equal to an applicable percentage plus, at the borrower’s option, either (a) LIBOR or (b) a base rate determined as the greater of (i) the federal funds rate plus 0.5%, (ii) the prime rate, and (iii) one-month LIBOR plus 1.0% (the “Base Rate”). The applicable interest margin for borrowings will vary based on the Consolidated Total Leverage Ratio, as defined in the Credit Agreement, and will range from 1.70% to 2.25% per annum for LIBOR based borrowings and 0.70% to 1.25% per annum for borrowings at the Base Rate. In addition, the borrower is required to pay an unused fee to the lenders under the Revolving Credit Facility equal to 0.25% or 0.30% per annum, which is determined by usage under the Revolving Credit Facility.

The U.S. dollar term loans bear interest on the outstanding principal amount at a rate equal to an applicable interest margin plus, at the borrower’s option, either (a) LIBOR or (b) the Base Rate. The applicable interest margin for borrowings will vary based on the Consolidated Total Leverage Ratio, as defined in the Credit Agreement, and will range from 1.60% to 2.15% per annum for LIBOR-based borrowings and 0.60% to 1.15% per annum for borrowings at the Base Rate. The Canadian dollar term loan bears interest on the outstanding principal amount at a rate equal to the Canadian Dollar Offer Rate (“CDOR”) plus an interest margin that will range from 1.60% to 2.15% depending on the Consolidated Total Leverage Ratio.

In the event that Sabra achieves investment grade ratings from either S&P or Moody’s, the borrower can elect to use a different pricing grid for LIBOR or Base Rate borrowings. If the borrower makes this election, the applicable interest margin for borrowings will vary based on the Debt Ratings, as defined in the Credit Agreement, and will range from 0.875% to 1.65% per annum for LIBOR based borrowings under the Revolving Credit Facility, 0.90% to 1.90% per annum for LIBOR or CDOR based borrowings under the Term Loans, 0.00% to 0.65% per annum for borrowings at the Base Rate under the Revolving Credit Facility, and 0.00% to 0.90% per annum for borrowings at the Base Rate under the U.S. dollar term loans. In addition, should the borrower elect this option, the unused fee will no longer apply and a facility fee ranging between 0.125% and 0.300% per annum will take effect based on the aggregate amount of commitments under the Revolving Credit Facility regardless of amounts outstanding thereunder.

ABOUT SABRA

Sabra Health Care REIT, Inc. (Nasdaq:SBRA) (Nasdaq:SBRAP) a Maryland corporation, operates as a self-administered, self-managed real estate investment trust (a “REIT”) that, through its subsidiaries, owns and invests in real estate serving the healthcare industry. Sabra leases properties to tenants and operators throughout the United States and Canada.

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This communication may be deemed to be solicitation material in respect of the proposed merger of CCP with a wholly owned subsidiary of Sabra. In connection with the proposed merger, Sabra has filed a registration statement on Form S-4 with the U.S. Securities and Exchange Commission (“SEC”), which includes a joint proxy statement/prospectus with respect to the proposed merger. The registration statement has been declared effective by the SEC and Sabra and CCP have each mailed the definitive joint proxy statement/prospectus to their respective stockholders. The definitive joint proxy statement/prospectus contains important information about the proposed merger and related matters. STOCKHOLDERS OF SABRA AND CCP ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT SABRA, CCP AND THE MERGER. Stockholders can obtain copies of the joint proxy statement/prospectus and other relevant materials (when they become available) and any other documents filed with the SEC by Sabra and CCP for no charge at the SEC’s website at www.sec.gov. Copies of the documents filed by Sabra with the SEC are available free of charge on Sabra’s website at www.sabrahealth.com, or by directing a written request to Sabra Health Care REIT, Inc., 18500 Von Karman Avenue, Suite 550, Irvine, CA 92612, Attention: Investor Relations. Copies of the documents filed by CCP with the SEC are available free of charge on CCP’s website at www.carecapitalproperties.com, or by directing a written request to Care Capital Properties, Inc., 191 North Wacker Drive, Suite 1200, Chicago, Illinois 60606, Attention: Investor Relations.

PARTICIPANTS IN THE SOLICITATION

Sabra and CCP, and their respective directors and executive officers and certain other employees, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. Information regarding persons who may be deemed participants in the proxy solicitation, including their respective interests by security holdings or otherwise, is set forth, or incorporated by reference, in the joint proxy statement/prospectus relating to the proposed merger that has been filed with the SEC and mailed to Sabra and CCP stockholders. This document can be obtained free of charge from the sources indicated above.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained herein, including statements about Sabra’s proposed merger with CCP, the expected impact of the proposed merger on Sabra’s financial results, Sabra’s ability to achieve the synergies and other benefits of the proposed merger with CCP and Sabra’s and CCP’s strategic and operational plans, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future events or future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or “looks forward to” or the negative of these terms or other similar words, although not all forward-looking statements contain these words.

Forward-looking statements are based upon our current expectations and assumptions of future events and are subject to risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements. Some of the risks and uncertainties that could cause actual results to differ materially include, but are not limited to: the possibility that the parties may be unable to obtain required stockholder approvals or regulatory approvals or that other conditions to closing the transaction may not be satisfied, such that the transaction will not close or that the closing may be delayed; the potential adverse effect on tenant and vendor relationships, operating results and business generally resulting from the proposed transaction; the proposed transaction will require significant time, attention and resources, potentially diverting attention from the conduct of Sabra’s business; the amount of debt that will need to be refinanced or amended in connection with the proposed merger and the ability to do so on acceptable terms; changes in healthcare regulation and political or economic conditions; the anticipated benefits of the proposed transaction may not be realized; the anticipated and unanticipated costs, fees, expenses and liabilities related to the transaction; the outcome of any legal proceedings related to the transaction; and the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement. Additional information concerning risks and uncertainties that could affect Sabra’s business can be found in Sabra’s filings with the Securities and Exchange Commission, including Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2016. Additional information concerning risks and uncertainties that could affect CCP’s business can be found in CCP’s filings with the Securities and Exchange Commission, including Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2016.

We undertake no obligation to revise or update any forward-looking statements, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

Contact:

Investors:

Sabra Healthcare REIT

(888) 393-8248

Innisfree M&A Incorporated

Larry Miller / Arthur Crozier

(888) 750-5834

Or

Media

Sabra Healthcare REIT

(888) 393-8248

Or

Joele Frank, Wilkinson Brimmer Katcher

Matthew Sherman / Jamie Moser / Matthew Gross

212-355-4449

4